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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                           Flamel Technologies S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)

               Ordinary Shares, nominal value 0.80 French franc
             per share, represented by American Depositary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  338488 10 9
                        ------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 Pages

SEC 1745 (2-95)

  CUSIP NO.  338488 10 9            13G                      Page 2 of 9 Pages
  ----------------------                                     -----------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warburg, Pincus Ventures, L.P.                  I.D.# 13-3784037

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,003,839
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,003,839
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,003,839
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

  CUSIP NO.  338488 10 9            13G                      Page 3 of 9 Pages
  ----------------------                                     -----------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warburg, Pincus & Co.                           I.D.# 13-6358475

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,003,839
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,003,839
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,003,839
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

  CUSIP NO.  338488 10 9            13G                      Page 4 of 9 Pages
  ----------------------                                     -----------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      E.M. Warburg, Pincus & Co., LLC                  I.D.# 13-3536050

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,003,839
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,003,839
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,003,839
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).     Name of Issuer:
---------      --------------

               Flamel Technologies S.A. (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:
---------      -----------------------------------------------

               Parc Club du Moulin a Vent
               33, avenue du Docteur Georges Levy
               69693 Venissieux France

Items 2(a)     Name of Person Filing; Address of Principal
----------     -------------------------------------------
and (b).       Business Office:
-------        ---------------

               This statement is filed by and on behalf of (a) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and
               (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPV. WP, as the sole general partner of WPV, has a 20% interest in the profits of WPV. Lionel
               I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

Item 2(c).     Citizenship:
---------      -----------

               Not Applicable

Item 2(d).     Title of Class of Securities:
---------      ----------------------------

               Ordinary Shares, nominal value 0.80 French franc per share ("Ordinary Shares"), represented by American Depositary Shares

Item 2(e).     CUSIP Number:
---------      ------------

               338488 10 9

Item 3.        Not Applicable

Item 4.        Ownership:
------         ---------

               (a)  2,003,839 Ordinary Shares, as of
                    December 31, 1999.


                               Page 5 of 9 Pages

               (b)  15.5%

                    This calculation includes all outstanding Ordinary Shares of the Issuer, whether or not represented by American Depositary Shares

               (c)  (i)           -0-
                    (ii)          2,003,839
                    (iii)         -0-
                    (iv)          2,003,839

Item 5.         Ownership of Five Percent or Less of a Class:
------          --------------------------------------------

                Not Applicable

Item 6.         Ownership of More than Five Percent on Behalf
------          ---------------------------------------------
                of Another Person:
                ------------------

                Not Applicable

Item 7.         Identification and Classification of the
------          ----------------------------------------
                Subsidiary Which Acquired the Security Being
                --------------------------------------------
                Reported on By the Parent Holding Company or
                --------------------------------------------
                Control Person:
                --------------

                Not Applicable

Item 8.         Identification and Classification of
------          ------------------------------------
                Members of the Group:
                --------------------

                Not Applicable

Item 9.         Notice of Dissolution of Group:
------          ------------------------------

                Not Applicable

Item 10.        Certification:
-------         -------------

                Not Applicable



                               Page 6 of 9 Pages

                                   SIGNATURE
                                   ---------

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2000


                         WARBURG, PINCUS VENTURES, L.P.

                         By: Warburg, Pincus & Co., General Partner


                         By: /s/ Stephen Distler
                             ---------------------------------
                             Stephen Distler, Partner



                         WARBURG, PINCUS & CO.


                         By: /s/ Stephen Distler
                             ---------------------------------
                             Stephen Distler, Partner



                         E.M. WARBURG, PINCUS & CO., LLC


                         By: /s/ Stephen Distler
                             ---------------------------------
                             Stephen Distler, Member



                               Page 7 of 9 Pages

                                    EXHIBITS

Exhibit I Joint Filing Agreement, dated February 11, 2000, among the signatories to this Schedule 13G.





                               Page 8 of 9 Pages

                                                                       Exhibit I

                             JOINT FILING AGREEMENT
                          PURSUANT TO RULE 13d-1(k)(1)
                          ----------------------------

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: February 11, 2000


                        WARBURG, PINCUS VENTURES, L.P.

                        By: Warburg, Pincus & Co., General Partner


                        By: /s/ Stephen Distler
                            ---------------------------------
                            Stephen Distler, Partner



                        WARBURG, PINCUS & CO.


                        By: /s/ Stephen Distler
                            ---------------------------------
                            Stephen Distler, Partner



                        E.M. WARBURG, PINCUS & CO., LLC


                        By: /s/ Stephen Distler
                            ---------------------------------
                            Stephen Distler, Member




                               Page 9 of 9 Pages